Exhibit 10.2

GOLDEN GROWERS COOPERATIVE

UNIFORM MEMBER AGREEMENT

THIS AGREEMENT, is made and entered into effective as of January 1, 2010, by and between Golden Growers Cooperative, a Minnesota cooperative association (the “Cooperative”), and the undersigned member of the Cooperative (the “Member”).

WHEREAS, the Cooperative is organized for the purpose of marketing the corn of its members through participation either directly or indirectly in a corn processing facility; and

WHEREAS, the Cooperative has made certain commitments to supply the corn of its members to third parties, and therefore desires to ensure that it will have access to, and receive an adequate supply of, corn for processing on an annual basis; and

WHEREAS, Member owns units in the Cooperative providing Member the right and obligation to market a specified quantity of corn with the Cooperative.

NOW, THEREFORE, in consideration of the terms, conditions and obligations of the Cooperative and Member in this Uniform Member Agreement and the Annual Delivery Agreement to be entered into pursuant to Section 1(b) hereof (collectively the “Agreement”), similar obligations of other members of the Cooperative, and in accordance with the Articles of Incorporation and Bylaws of the Cooperative, the Cooperative and the Member agree as follows:

1.                                       Corn Committed to the Cooperative.

(a)                                  Amount.  Each year during the term hereof, Member agrees to sell and deliver to the Cooperative, and the Cooperative agrees to take delivery of, one bushel of corn for each Unit of the Cooperative owned by such Member (the “Annual Corn Commitment”); provided that the Annual Corn Commitment may be reduced at the discretion of the Board of Directors as provided in Sections 3 and 10 of this Uniform Member Agreement.  If Member is unable to deliver the committed number of bushels of corn from Member’s own production due to acts of God, other crop failure or similar cause, that circumstance shall not excuse delay or non-delivery.  It is the intention of the parties that Member shall be obligated to fulfill the Annual Corn Commitment in all events, unless the obligation shall be changed, terminated or cancelled pursuant to the express terms of this Agreement.  The Cooperative shall have no obligation to accept more corn than the Annual Corn Commitment regardless of Member’s total corn production.

(b)                                 Annual Delivery Agreement.  Member and the Cooperative shall enter into an Annual Delivery Agreement specifying the method by which Member will make corn deliveries (the “Annual Delivery Agreement”).  The Annual Delivery Agreement shall specify the quantity, delivery and payment terms applicable to corn deliveries made by the Member; and shall be subject to and supplement the terms of this Uniform Member Agreement.

(c)                                  Consequences of Failure to Deliver.  If during any calendar year Member fails to fulfill the Annual Corn Commitment, Member shall forfeit patronage payments to the extent of such non-delivery, and shall be subject to such other consequences as provided herein and/or in the Bylaws of the Cooperative.

2.                                       Delivery of Corn.  Member agrees to deliver corn in accordance with the delivery procedures and delivery schedule established from time to time by the Cooperative.  Member agrees that the risk of loss for corn shall remain with the Member until the corn is delivered to a facility designated by the Cooperative or its agent.

3.                                       Adjustment of Quantity.  If the total number of bushels of corn contracted for sale and delivery to the Cooperative by all members exceeds the aggregate number of bushels that the Cooperative determines that it needs, the Cooperative will have the right to reduce the Annual Corn Commitment on a pro rata basis, so that the total number of bushels contracted to the Cooperative by all members will fulfill the Cooperative’s anticipated needs.  The Cooperative will notify Member of any changes in the number of bushels to be delivered by Member to the Cooperative as soon as is practicable.  The Cooperative shall not be liable to Member for any damages resulting from a reduction in the Annual Corn Commitment provided herein.

4.                                       Failure to Deliver Corn.  If Member fails to enter into an Annual Delivery Agreement and/or fulfill the Annual Corn Commitment, the Cooperative shall have the right, at its option, to (a) act as Member’s agent for the purpose of obtaining corn in the name of the Member, and charge to Member all expenses of obtaining and delivering the corn, including but not limited to, the price of the corn, shipping costs and all incidental expenses; or (b) seek such other and further relief as may be available to the Cooperative under this Agreement, the Articles of Incorporation and Bylaws of the Cooperative, or other applicable laws.  The rights of the Cooperative under this section shall be cumulative, and the exercise of any right shall not preclude the Cooperative from exercising any other right or rights.

5.                                       Payments to Member.  The Cooperative agrees to pay Member as follows:

(a)                                  Corn Payments.  The purchase price for corn delivered hereunder shall be determined and paid as set forth in the Annual Delivery Agreement.

(b)                                 Income Allocations/Distributions.  In addition to the payments for the corn, Member shall receive an allocation of income/loss, and a possible distribution of cash to be made on a patronage basis in accordance with the Bylaws of the Cooperative.

6.                                       Term of Agreement.  The initial term of this Agreement shall be for five (5) years commencing on January 1, 2010, and continuing through December 31, 2014 (the “Initial Term”).  At the end of the Initial Term, the Agreement shall be automatically renewed for successive five-year term(s) (the “Renewal Terms”) unless either party gives notice of termination as provided in Section 7 in this Agreement.

7.                                       Termination of Agreement.

(a)                                  Termination for Convenience.  Either party may terminate this Agreement

(i)                                     effective at the end of the Initial Term by giving written notice to the other party prior to November 30, 2014, in which case this Agreement shall terminate effective as of December 31, 2014, or

(ii)                                  effective at the end of any Renewal Term by giving written notice prior to November 30 of the final year of the then current Renewal Term, in which case this Agreement shall terminate effective as of December 31 of the then current Renewal Term.

(b)                                 Termination for Default.  Either party may terminate this Agreement in the event of a material breach by the other party of any provision of this Agreement, which breach is not cured within fifteen (15) days after the defaulting party receives written notice of the default.

(c)                                  Termination of Membership in Cooperative.  This Agreement shall automatically terminate upon termination of Member’s membership in the Cooperative for any reason.

(d)                                 Termination Upon Transfer of Units.  By the written agreement of Member and the Cooperative as an incident to Member’s transfer of Units in the Cooperative as provided in the Bylaws of this Cooperative.

(e)                                  Effect of Termination.  Termination of this Agreement shall not release either party from liabilities accrued prior to such termination; provided, however, that a terminated Member shall not be entitled to receive patronage or other distributions with respect to Units held by Member.

8.                                       Compliance with the Cooperative’s Governing Instruments.  Member accepts and agrees to conform to and abide by the provisions of the Amended and Restated Articles of Organization and Amended and Restated Bylaws of the Cooperative, all amendments thereto and all other policies established from time to time by the Cooperative during the term of this Agreement.

9.                                       Security Interests.  If Member grants a security interest in any of its corn during the term of this Agreement, the Cooperative shall have the right, but not the obligation, after acceptance of the corn, to pay off all or part of the obligation underlying said security interest.  Any such payment shall be for the account of Member and shall be charged against the amount owing to Member by the Cooperative.  Member shall inform the Cooperative of any security interest it has granted in such corn.

10.                                 Force Majeure.  In case of fire, explosions, interruption of power, strikes or other labor disturbances, lack of transportation facilities, shortage of labor supplies, floods, action of the elements, riot, interference of civil or military authorities, enactment of legislation or any unavoidable casualty or cause beyond the control of the Cooperative affecting the conduct of the Cooperative’s business to the extent of preventing or unreasonably restricting the delivery receiving, handling of corn delivered under the Annual Corn Commitment, the Cooperative shall be excused for performance during the period that the Cooperative’s business or operations are so affected.  The Cooperative, in its judgment may, during such period, accept such portion of corn as the Cooperative has informed Member it can reasonably handle.  The Cooperative shall give written notice to Member of the Cooperative’s inability to perform and the specific cause or causes for the non-performance.  In any event, the Cooperative shall pay, pursuant to the Annual Delivery Agreement, for all corn actually accepted by the Cooperative.

11.                                 Complete Agreement.  The Cooperative and Member agree that there are no oral or other conditions, promises, representations or inducements in addition to or in variance with any of the terms of this Agreement, and that this Agreement together with the Amended and Restated Articles of Organization and Amended and Restated Bylaws of the Cooperative, constitutes the entire agreement between the parties regarding the subject matter hereof.  This Agreement supersedes all prior agreements between the parties with respect to the subject matter, including the Growers Agreement between Member and Golden Growers Cooperative, a North Dakota cooperative and predecessor to the Cooperative.

12.                                 Assignment.  The Member’s rights and obligations under this Agreement may not be assigned without the prior written consent of the Cooperative.

13.                                 Waiver of Breach.  No waiver of a breach of any of the provisions contained in this Agreement shall be construed to be a waiver of any subsequent breach of the same or of any other provision of this Agreement.

14.                                 Construction and Governing Law.  The language and all parts of this Agreement shall be construed as a whole and not strictly for or against any party.  In the event any term, covenant or condition of this Agreement is held to be invalid or void by a court, the invalidity of any such term, covenant or condition shall in no way affect any other term, covenant or condition of this Agreement.  This Agreement shall be interpreted under Minnesota law.

15.                                 Successors and Assigns.  Subject to the other provisions of this Agreement, all of the terms, covenants and conditions of this Agreement shall inure to the benefit of and shall bind the parties and their successors and permitted assigns.

16.                                 Modification by the Cooperative.  The Cooperative reserves the right to modify or amend any provision of this Agreement (including the Annual delivery Agreement); provided, that any such amendment (i) must apply uniformly to all Uniform Member Marketing Agreements and/or Annual Delivery Agreements between the Cooperative and its members, and (ii) must first be approved by a majority of the members voting at a regular or special meeting of the members of the Cooperative, where the notice of such meeting includes a statement of the proposed modification or amendment.

MEMBER	GOLDEN GROWERS COOPERATIVE

By	By
Its		Its

Member Name

Member Address

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